AUDITORS’ REPORT

To the Shareholders of
Canadian Zinc Corporation
(a development stage company)

We have audited the balance sheet of Canadian Zinc Corporation as at December 31, 2005 and the statements of operations and deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

The financial statements as at December 31, 2004, and for the year then ended, were audited by other auditors who expressed an opinion without reservation on those statements in their report dated February 25, 2005.

Chartered Accountants
Vancouver, Canada,
March 3, 2006.